As filed with the Securities and Exchange Commission on February 18, 2025.

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARTHUR J. GALLAGHER & CO.

(Exact name of registrant as specified in its charter)

Delaware	36-2151613
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Arthur J. Gallagher & Co.

2850 W. Golf Road

Rolling Meadows, Il 60008

(Address of Principal Executive Offices, Zip Code)

Arthur J. Gallagher & Co. Employees’ 401(k) Savings and Thrift Plan

Arthur J. Gallagher & Co. Supplemental Savings and Thrift Plan

Stand Alone Restricted Stock Unit Inducement Awards*

(Full Title of the Plans)

*See Explanatory Note on Following Page

Walter D. Bay, Esq.

General Counsel and Secretary

2850 W. Golf Road

Rolling Meadows, Il 60008

(630) 773-3800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sean Feller

Gibson, Dunn & Crutcher LLP

2029 Century Park East, Suite 4000

Los Angeles, CA 90067-3026

(310) 552-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Arthur J. Gallagher & Co. (the “Company”) and the Arthur J. Gallagher & Co. Employees’ 401(k) Savings and Thrift Plan (the “401(k) Plan”) to register (i) an additional 1,000,000 shares of common stock, par value $1.00 per share (“Common Stock”), that may be offered and sold to accounts of eligible employees of the Company under the 401(k) Plan; (ii) an additional 100,000 shares of Common Stock, that may be offered and sold under the Arthur J. Gallagher & Co. Supplemental Savings and Thrift Plan (the “Supplemental Plan”); and (iii) 1,200,000 shares of common stock, par value $1.00 per share (“Common Stock”), that may be offered and issued in connection with the grant of employment inducement awards pursuant to NYSE Listed Company Manual Rule 303A.08 in the form of stand alone restricted stock unit awards to certain award recipients (“RSU Inducement Awards”). On December 7, 2024, the Company entered into a Stock Purchase Agreement, by and among the Company, The AssuredPartners Group LP, a Delaware limited partnership, and Dolphin Topco, Inc., a Delaware corporation (the “Acquired Entity”), pursuant to which the Company will acquire all of the issued and outstanding stock of the Acquired Entity (the “Transaction”). In connection with the Transaction, the Company will issue the RSU Inducement Awards as a material inducement for employees of the Acquired Entity to become employees of the Company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or may be delivered to individuals as inducement for employment and to participants in the 401(k) Plan and the Supplemental Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed by the Company with the SEC but constitute (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC’s rules allow the Company to incorporate by reference information into this Registration Statement. This enables the Company to disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this Registration Statement from the date the Company files such document. Any reports filed by the Company with the SEC after the date of this Registration Statement, and before the date that the offering of the securities by means of this Registration Statement is terminated, will automatically update and, where applicable, supersede any information contained in this Registration Statement or incorporated by reference in this Registration Statement.

We incorporate by reference into this Registration Statement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished under Item 2.02 or Item 7.01 of Form 8-K, which is not deemed filed in accordance with SEC rules and is not incorporated by reference herein):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on February 18, 2025;

•	Our Current Report on Form 8-K filed on January 29, 2025;

•

The description of our common stock contained in our Registration Statement on Form S-4, filed on November  15, 2022, including any amendment or report filed for the purpose of updating such description;

•

All documents filed by us under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

The Company will provide without charge to each person, including any beneficial owner, to whom this Registration Statement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this Registration Statement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can obtain those documents from our website at www.ajg.com or request them in writing or by telephone at the following address or telephone number: General Counsel, Arthur J. Gallagher & Co., 2850 W. Golf Road, Rolling Meadows, Illinois 60008-4050; Telephone: (630) 773-3800. Except for the information specifically incorporated into this Registration Statement by reference as set forth above, information contained on our website is not a part of this Registration Statement.

Item 4. Description of Securities.

Supplemental Savings and Thrift Plan (Supplemental Plan)

The Supplemental Plan is a non-qualified deferred compensation plan that allows certain highly compensated employees to defer a portion of their compensation until their retirement or a future date. The Company makes matching contributions to the Supplemental Plan (up to a maximum of the lesser of a participant’s elective deferral of base salary, annual bonus, quarterly bonuses and commissions or 5.0% of eligible compensation, less matching amounts contributed under the Company’s 401(k) plan).

The obligations of the Company under the Supplemental Plan (the “Supplemental Plan Obligations”) are unsecured general obligations of the Company to pay the compensation deferred in accordance with the terms of the Supplemental Plan, along with any interest deemed to accrue on the deferrals, and will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

The Compensation Committee of the Board of Directors establishes from time to time the hypothetical investment(s) made available under the Supplemental Plan, which may include investments in the Company’s common stock, for purposes of valuing participant accounts.

The Board of Directors of the Company reserves the right to amend or terminate the Supplemental Plan at any time.

The Supplemental Plan Obligations are not convertible into another security of the Company. The Supplemental Plan Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company.

Item 5. Interests of Named Expert and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the Delaware General Corporation Law (the “DGCL”).

Section 145(a) of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under standards similar to those discussed above, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a current or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; and that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provisions shall not eliminate or limit the liability of (1) a director for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) a director for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) a director under section 174 of the DGCL; (4) for any transaction from which the director derived an improper personal benefit; or (5) an officer in any action by or in the right of the corporation. No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective.

Article Seven of the Company’s Amended and Restated Bylaws and Article Twelfth of the Company’s Restated Certificate of Incorporation provide for the indemnification of each of the Company’s directors, officers, employees or agents to the full extent permitted by the DGCL or other applicable laws presently or hereafter in effect.

Article Seven of the Company’s Amended and Restated Bylaws provides that the Company shall indemnify any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that he or she is or was one of the Company’s directors, officers, employees or agents, or is or was serving at the Company’s request as a director, officer, employee or agent of another enterprise, against all costs actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by the Company or in the Company’s right, and provided further that such person shall not have been adjudged liable for negligence or misconduct in the performance of his or her duty to the Company, unless, in view of all the circumstances of the case, the court in which the action or suit was brought determines that such person despite the adjudication of liability is fairly and reasonably entitled to indemnity for such expenses.

Article Twelfth of the Company’s Restated Certificate of Incorporation eliminates the liability of the Company’s directors for monetary damages for breach of fiduciary duty as a director except where a director breaches his or her duty of loyalty to the Company and its stockholders, fails to act in good faith or engages in intentional misconduct or a knowing violation of law, authorizes the payment of a dividend or stock repurchase that is illegal under Section 174 of the DGCL, or obtains an improper personal benefit. Article Twelfth of the Company’s Restated Certificate of Incorporation also eliminates the liability of the Company’s officers for monetary damages for breach of fiduciary duty as an officer except where an officer breaches his or her duty of loyalty to the Company and its stockholders, fails to act in good faith or engages in intentional misconduct or a knowing violation of law, obtains an improper personal benefit, or in any action by or in the right of the Company.

The Company also maintains and pays premiums on a directors’ and officers’ liability insurance policy and has entered into indemnity agreements with its directors and officers. The provisions of each indemnity agreement alter or clarify the statutory indemnification in the following respects: (1) indemnity will be explicitly provided for settlements in derivative actions; (2) prompt payment of litigation expenses will be provided in advance of indemnification; (3) prompt indemnification of advances of expenses will be provided unless a determination is made that the director or officer has not met the required standard; (4) the director or officer will be permitted to petition a court to determine whether his or her actions meet the standards required; and (5) partial indemnification will be permitted in the event that the director or officer is not entitled to full indemnification. In addition, each indemnity agreement specifically includes indemnification with respect to actions, suits or proceedings brought under and/or predicated upon the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended.

The preceding summary is qualified in its entirety by the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, and the indemnity agreements described above.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Restated Certificate of Incorporation of Arthur J. Gallagher & Co. (incorporated by reference to Exhibit 3.2 to our Form 8-K Current Report dated May 9, 2023).

4.2	Amended and Restated Bylaws of Arthur J. Gallagher & Co. (incorporated by reference to Exhibit 3.1 to our Form 8-K Current Report dated January 29, 2025).

4.3	The Arthur J. Gallagher & Co. Supplemental Savings and Thrift Plan, as amended and restated effective October 20, 2020 (incorporated by reference to Exhibit 10.15 to our Form 10-K Annual Report dated February 8, 2021).

*4.4	Form of Restricted Stock Unit Inducement Award Agreement

*5.1	Opinion of Gibson, Dunn & Crutcher LLP.

*23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

*23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

*24.1	Form of Power of Attorney (included on the signature page of this registration statement.)

*107.1	Filing Fee Table.

*	Filed herewith.

The Company will submit or has submitted the 401(k) Plan and any amendments thereto to the U.S. Internal Revenue Service (the “IRS”) in a timely manner in accordance with the agency’s regulations and has made or will make all changes required by the IRS in order to qualify the plan under Section 401 of the U.S. Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rolling Meadows, State of Illinois, on this 18th day of February, 2025.

ARTHUR J. GALLAGHER & CO.

By:	/s/ Walter D. Bay
Walter D. Bay
General Counsel and Secretary

POWER OF ATTORNEY

We, the undersigned directors and officers, do hereby severally constitute and appoint Walter D. Bay and Douglas K. Howell, and each of them severally, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys-in-fact and agents may deem necessary or advisable to enable Arthur J. Gallagher & Co. to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement on Form S-8, including specifically, but without limitation, power and authority to sign for us or any of us, in our names in the capacities indicated below, any and all amendments (including pre- and post- effective amendments) hereto and any related registration statement and amendments thereto; and we do each hereby ratify and confirm all that said attorneys-in-fact and agents shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ J. Patrick Gallagher, Jr. J. Patrick Gallagher, Jr.	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	February 18, 2025

/s/ Douglas K. Howell Douglas K. Howell	Vice President and Chief Financial Officer (Principal Financial Officer)	February 18, 2025

/s/ Richard C. Cary Richard C. Cary	Controller (Principal Accounting Officer)	February 18, 2025

/s/ Sherry S. Barrat	Director	February 18, 2025
Sherry S. Barrat

/s/ William L. Bax	Director	February 18, 2025
William L. Bax

/s/ Deborah Caplan	Director	February 18, 2025
Deborah Caplan

/s/ Teresa H. Clarke	Director	February 18, 2025
Teresa H. Clarke

/s/ D. John Coldman	Director	February 18, 2025
D. John Coldman

/s/ Richard Harries	Director	February 18, 2025
Richard Harries

/s/ David S. Johnson	Director	February 18, 2025
David S. Johnson

/s/ Christopher C. Miskel	Director	February 18, 2025
Christopher C. Miskel

/s/ Ralph J. Nicoletti	Director	February 18, 2025
Ralph J. Nicoletti

/s/ Norman L. Rosenthal	Director	February 18, 2025
Norman L. Rosenthal